BlackRock Funds II (the "Registrant"):
LifePath(r) Active 2015 Portfolio
LifePath(r) Active 2020 Portfolio
LifePath(r) Active 2025 Portfolio
LifePath(r) Active 2030 Portfolio
LifePath(r) Active 2035 Portfolio
LifePath(r) Active 2040 Portfolio
LifePath(r) Active 2045 Portfolio
LifePath(r) Active 2050 Portfolio
LifePath(r) Active 2055 Portfolio
(the "Funds")

77K:

Effective February 11, 2014, Deloitte & Touche LLP ("D&T") was replaced as the independent registered public accounting firm to the LifePath Active 2015 Portfolio, LifePath Active 2020 Portfolio, LifePath Active 2025
Portfolio, LifePath Active 2030 Portfolio, LifePath Active
2035 Portfolio, LifePath Active 2040 Portfolio, LifePath
Active 2045 Portfolio, LifePath Active 2050 Portfolio and
LifePath Active 2055 Portfolio (collectively, the "Funds" or individually, a "Fund"). The Audit Committee of each Fund's Board of Trustees participated in, and approved, the decision to change auditors. D&T's reports on the Funds' financial statements for the fiscal years ended October 31, 2013 and October 31, 2012 contained no adverse opinion or disclaimer of opinion nor were they qualified or modified as to uncertainty, audit scope or accounting principles.
During the Funds' fiscal years ended October 31, 2013 and October 31, 2012 and through February 11, 2014, (i) there were no disagreements with D&T on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure, which disagreements, if not resolved to the satisfaction of D&T, would have caused them to make reference to the subject matter of the disagreements in connection with their reports on the Funds' financial statements for such years, and (ii) there were no "reportable events" of the kind described in Item
304(a)(1)(v) of Regulation S-K under the Securities
Exchange Act of 1934, as amended.

The Audit Committee of each Fund's Board of Trustees approved the engagement of PricewaterhouseCoopers LLP
("PwC") as each Fund's independent registered public accounting firm for the fiscal year ended October 31, 2014.
The selection of PwC does not reflect any disagreements with or dissatisfaction by the Trust or the Board of Trustees with the performance of the Funds' prior independent registered public accounting firm, D&T. During the Funds' fiscal years ended October 31, 2012 and October
31, 2013, neither the Funds, nor anyone on their behalf, consulted with PwC on items which: (i) concerned the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on the Funds' financial statements; or (ii) concerned the subject of a disagreement (as defined in paragraph (a)(1)(iv) of Item
304 of Regulation S-K) or reportable events (as described in paragraph (a)(1)(v) of said Item 304).

The Registrant has requested D&T to furnish it with a letter addressed to the Securities and Exchange Commission stating whether D&T agrees with the statements contained above. A copy of the letter from D&T to the Securities and Exchange Commission is filed as an exhibit hereto.